April 30, 2021

Mark McCaffrey

Dear Mark,

Congratulations on your offer from GoDaddy!

On behalf of GoDaddy, I am thrilled to offer you the position of Chief Financial Officer, reporting to the Chief Executive Officer (Aman Bhutani). In this role, you will provide strategic financial leadership for GoDaddy and perform such duties customarily associated with the role of a chief financial officer.

Start Date
Your start date is anticipated to be June 2, 2021 (the date you actually commence employment with us, the “Effective Date”), subject to both you and GoDaddy satisfying several preconditions discussed below.

Location
You will be based out of our GoDaddy office located in Santa Clara, California, but are permitted to divide your time between that office and working remotely from home in such manner as mutually agreed between you and the Chief Executive Officer, subject to customary travel as reasonably required by GoDaddy and necessary to perform your job duties.

Base Salary
You will receive a gross bi-weekly salary of $20,192.31, which equates to an annual base salary of $525,000, less applicable taxes, deductions and witholdings, and which will be paid bi-weekly in accordance with GoDaddy’s payroll policies, and will be subject to annual review.

Annual Bonus
You will be eligible to earn a target annual cash bonus equal to 80% of your annual base salary, based upon achievement of performance goals established under GoDaddy’s executive bonus plan by GoDaddy’s Board of Directors (the “Board”) or the Compensation Committee of the Board (in either case, the “Committee”) and payable upon achievement of those objectives as determined by the Committee consistent with the terms of such plan generally. Unless an earlier date is determined by the Committee, (i) any such bonus will be subject to your continued employment through and until the date of payment and (ii) any bonus for the fiscal year in which you commence employment with GoDaddy will be prorated based on the period during such fiscal year that you are employed with GoDaddy. Any such bonus amounts paid will be subject to any applicable withholdings. For future years, the Committee may modify the structure and performance objectives used for annual bonus determinations.

Equity Grant
On the Effective Date, you will be granted the following equity awards (Initial Equity Award and Additional Equity Award) with an aggregate target value of $8,000,000, which awards will be governed by the terms and conditions of the GoDaddy Inc. 2015 Equity Incentive Plan (the “2015 Incentive Plan”) and the forms of award agreement thereunder (collectively, including the 2015 Incentive Plan, the “Equity Documents”):

a.Initial Equity Award. You will be granted an initial equity award of time-based Restricted Stock Units (“RSUs”) and performance-based Restricted Stock Units (“PRSUs”) as follows:

i.Your award of RSUs will have an aggregate value of $2,000,000. The number of shares of GoDaddy Inc. Class A common stock (the “Shares”) subject to this award of RSUs will be calculated by dividing the value of this award by the 30-trading day volume weighted average price as of the last trading day of the month prior to the Effective Date (“30-day VWAP”).  This RSU award will vest as follows, provided you continue to be a Service Provider (as defined in the Equity Documents) through each vesting date (except as otherwise expressly provided in the Severance Agreement (as defined below)): (A) 30% of the RSUs will vest on the first day of the month following the 1-year anniversary of the Effective Date (the “Initial Equity Award Initial Vesting Date”), (B) 7.5% of the RSUs will vest on the quarterly anniversary of the Initial Equity Award Initial Vesting Date for each of the next 4 quarters, and (C) 5% of the RSUs will vest on the quarterly anniversary of the Initial RSU Vesting Date for each of the 8 quarters thereafter.
ii.Your award of PRSUs will have aggregate target value of $2,000,000. The target number of Shares subject to this award of PRSUs will be calculated by dividing the target value of this award by the 30-day VWAP. This PRSU award will vest based on the level of achievement of the relative total shareholder return of the Share as compared to against those companies that comprise the NASDAQ Internet Index (or any successor index) at the beginning of the performance period that commenced on January 1, 2021 and will end on December 31, 2023 (or earlier in connection with a Change in Control (as defined in the 2015 Incentive Plan)) with the payout from 50% of the target number of PRSUs subject to the award for achievement of at least the 25th percentile and 100% of the target number of PRSUs subject to the award for achievement of at least the 50th percentile, up to a maximum of 200% of the target number of PRSUs subject to the award for achievement of at least the 85th percentile, following the Committee’s certification of the GoDaddy Inc.’s performance results. Vesting is conditioned on you continuing to be a Service Provider through December 31, 2023 (except as otherwise expressly provided in the Severance Agreement).

b.Additional Equity Award. You will be granted an award of time-based RSUs with an aggregate value of $4,000,000. The number of Shares subject to this award of RSUs will be calculated by dividing the value of this award by the 30-day VWAP. This RSU award will vest as follows, provided you continue to be a Service Provider through each applicable vesting date (except as otherwise expressly provided in the Severance Agreement): (i) 25% of the RSUs will vest on the first day of the month following the 6-month anniversary of the Effective Date (the “Additional Equity Award Initial Vesting Date”), and (ii) 25% of the RSUs will vest on the semi-annual anniversary of the Additional Equity Award Initial Vesting Date for each of the next 3 semi-annual anniversaries thereafter.

Annually, GoDaddy offers focal grants of RSUs and PRSUs to senior employees in equity-eligible roles based on their performance as well as their length of service. You will be eligible to receive a focal grant in Q1 of 2022 and each fiscal year thereafter. Focal grants are subject to the approval of the Committee.

Signing Bonus
You will receive a cash signing bonus of $250,000, less applicable taxes, deductions and withholdings, payable in the first pay period after the Effective Date. If your employment with GoDaddy ends within a year of the Effective Date due to your resignation without Good Reason (as defined in the Severance Agreement) or termination by GoDaddy for Cause (as defined in the Severance Agreement), you will be required to return a prorated portion of the net after-tax amount of the signing bonus you received, in an amount proportional to the amount of time between your last day of employment with GoDaddy and the one-year anniversary of the Effective Date, and any such prorated outstanding amount owed will be deducted from your last paycheck and the remaining amount thereof will be paid to GoDaddy within 30 days of your last day of employment with GoDaddy.

Benefits; Policies
GoDaddy provides a competitive benefits package, including retirement and welfare benefits plans (medical, dental, vision, life, short and long-term disability, 401(k) and flexible spending plans) and participation in GoDaddy’s employee stock purchase plan, subject to their applicable terms and conditions, including without limitation any eligibility requirements. You will abide by GoDaddy’s Insider Trading Policy, Code of Business Conduct and Ethics and any other policies and programs adopted by GoDaddy regulating the behavior of similarly situated executive officers and provided or made available to you from time to time, as such policies and programs may be amended from time to time. In addition, by virtue of your position within GoDaddy, you will be subject to GoDaddy’s equity ownership guidelines, as may be amended from time to time. The current equity ownership guidelines require that you own GoDaddy equity equal to at least 2x your annual base salary by the fifth anniversary of the Effective Date and thereafter during the term of your employment with GoDaddy. During and after your employment by GoDaddy, you will be provided coverage under GoDaddy’s directors’ and officers’ liability insurance policy. In addition, and prior to the Effective Date, you and GoDaddy will enter into an indemnification agreement in the form attached as Exhibit 10.20 to GoDaddy’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on February 24, 2015 (the “Indemnification Agreement”).

Severance and Change in Control
Not later than the Effective Date, you and GoDaddy will enter into GoDaddy’s standard Change in Control and Severance Agreement in the form attached hereto as Exhibit A (the “Severance Agreement”). The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with a Change in Control as well as certain qualifying terminations of your employment with GoDaddy or its affiliates.

Confidentiality Agreement
As a GoDaddy employee, you will have access to certain confidential information of GoDaddy and you may, during the course of your employment, develop certain information or inventions that will be GoDaddy’s to protect. To protect the interests of GoDaddy, you agree to execute and deliver, on or before the Effective Date, GoDaddy’s At-Will Employment Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at GoDaddy, and nondisclosure of GoDaddy proprietary information.

Other Conditions to Employment
This offer is contingent upon the successful completion of all Pre-Employment Processes (including a criminal background check and verification of previous employment and education).

Outside Activities
If you have not already done so, you must disclose to GoDaddy any and all agreements relating to your prior employment that may affect your eligibility to be employed by GoDaddy or limit the manner in which you may be employed. It is GoDaddy’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with GoDaddy, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which GoDaddy is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to GoDaddy; provided that nothing herein will prevent you from (a) managing your personal investments, engaging in charitable activities, serving on not-for-profit boards of directors and similar bodies (including continuing to serve on the board of directors of the not-for-profit entity set forth on Schedule A), and (b) subject to the written consent of the Board (which consent shall not be unreasonably withheld, conditioned or delayed), serving on the board of directors or similar governing body of one (1) for-profit entity, in each case, provided that such activities do not materially interfere with your duties and responsibilities to GoDaddy. Similarly, you agree not to bring any third-party confidential information to GoDaddy, including that of your former employer, and that in performing your duties for GoDaddy you will not in any way utilize any such information.
Employment At-Will
Your employment is on an at-will basis. This means your employment may be terminated by you or GoDaddy at any time, for any reason or for no reason, and with or without prior notice. No one has the authority to make any express or implied representation in connection with, or in any way limit, your right to resign or GoDaddy’s right to terminate your employment at any time, for any reason, or for no reason, with or without prior notice. Nothing in any GoDaddy policy creates an employment agreement, express or implied, or any other agreement between you and GoDaddy. No statement, act, series of acts or pattern of conduct can change this at-will relationship.
Protected Activity Not Prohibited
GoDaddy and you acknowledge and agree that nothing in this letter limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, GoDaddy. In addition, nothing in this letter is intended to limit your rights to discuss the terms, wages, and working conditions of your employment, nor to deny you the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose GoDaddy’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that GoDaddy has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.

Miscellaneous
This letter, together with the Confidentiality Agreement, the Equity Documents, the Severance Agreement and the Indemnification Agreement, constitute the entire agreement between you and GoDaddy regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and GoDaddy regarding such subject matter. This letter agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in California, which the parties expressly agree shall be the exclusive venue for any such action. This letter agreement may be modified only by a written agreement signed by GoDaddy’s Chief Executive Officer or Chief People Officer, as applicable, and you.

This offer of employment, if not electronically accepted by you, will expire 5 days from the date of this letter.

Mark, we’re truly excited at the prospect of you joining the GoDaddy team and look forward to working with you to help GoDaddy empower entrepreneurs everywhere! Please let us know if you have any questions!

Sincerely,

/s/ Monica Bailey
Monica Bailey
Chief People Officer

ACKNOWLEDGEMENT
I hereby accept this offer of employment on the terms and conditions set forth both in this letter and my Confidentiality Agreement.

/s/ Mark McCaffrey                May 1, 2021__________
Mark McCaffrey                Date